E QUITY I NVESTMENT O PPORTUNITY MEDALIST DIVERSIFIED REIT, INC. Investor Presentation – Follow - On Offering May 2019 Filed Pursuant to Rule 433 Issuer Free Writing Prospectus Dated April 25, 2019 (To Preliminary Prospectus dated April 24, 2019) Registration Statement No. 333 - 229436 This free writing prospectus relates to the proposed public offering of shares of common stock, par value $0.01 per share (“C omm on Stock”) of Medalist Diversified REIT, Inc. (“MDR” or the “Company”) that is being registered on a Registration Statement on F orm S - 11 (No. 333 - 229436) (the “Registration Statement”). This free writing prospectus should be read together with the preliminary prosp ectus dated April 24, 2019 included in that Registration Statement which can be accessed through the following link: https://www.sec.gov/Archives/edgar/data/1654595/000114420419020990/tv519525_s11a.htm The Company has filed the Registration Statement (including a preliminary prospectus) with the Securities and Exchange Commis sio n (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospect us in the Registration Statement (including the risk factors described therein) and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC W eb site at www.sec.gov.

2 Contents Important Notices 3 Offering Summary 4 Investment Highlights 5 Experienced Management and Board of Directors 6 Company Overview 7 Core Philosophies & Investment Strategies 8 Medalist’s Investment Criteria 9 Medalist’s Acquisition Sourcing and Due Diligence 10 Management Track Record 11 Publicly – Traded REIT Benefits 12 Asset Overview: MDR’s Current Properties 13 – 16 Investment Highlights 19

Important Notices

MDR

No Offer or Solicitation of Offer. This presentation is for informational purposes only. This presentation does not constitute an offer to sell or a solicitation of an offer to buy any securities of Medalist Diversified REIT, Inc. ("MDR" or the "Company"), which offer or solicitation shall only be made by means of a prospectus to be filed with the U.S. Securities and Exchange Commission (the "SEC"), nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The Company has filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this presentation relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Company has filed with the SEC for more complete information about the Company and the offering. You may get these documents for free by visiting EDGAR on the SEC's website at www.sec.gov.

Forward-Looking Statements. This presentation contains certain statements that may be deemed to be "forward looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. To the extent that the information presented in this presentation discusses financial projections, information, or expectations about the Company's business plans, results of operations, returns on equity, markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as "should," "may," "intends," "anticipates," "believes," "estimates," "projects," "forecasts," "expects," "plans," and "proposes" or the negative of such terms and other comparable technology. Although the Company believes that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. You should also read carefully the factors described in the "Risk Factors" section and other parts of any prospectus we may in the future distribute, in order to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this presentation will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified timeframe, or at all. Any forward-looking statements that we make in this presentation speak only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this presentation or to reflect the occurrence of unanticipated events.

General Disclaimers. The offered shares are highly speculative and investing in the offered shares involves significant risks. The investment is suitable only for persons who can afford to lose their entire investment. Furthermore, potential investors must understand that such investment could be illiquid for an indefinite period of time. Currently, no market exists for the offered shares. We intend to file an application to have the offered shares listed on Nasdaq Capital Market or another national exchange. If the application is approved, we expect trading of the offered shares to commence 30 days following the issuance of the offered shares.

Use of Non-GAAP Financial Measures. This presentation contains certain financial measures that are not calculated in accordance with U.S. generally accepted accounting principles ("GAAP"). Such measures include funds from operations ("FFO"), Adjusted FFO, and net operating income ("NOI"). These non-GAAP financial measures are presented because the Company's management believes these measures help investors understand its business, performance and ability to earn and distribute cash to its shareholders by providing perspectives not immediately apparent from net income or loss. These measures are also frequently used by securities analysts, investors and other interested parties in evaluating hospitality real estate companies. The presentation of FFO, Adjusted FFO, and NOI herein are not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP and should not be considered as alternative measures of liquidity. In addition, readers are advised that the Company's definitions and method of calculating these measures may be different from those used by other companies, and, accordingly, may not be comparable to similar measures as defined and calculated by other companies that do not use the same methodology as the Company.

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4 Issuer: Medalist Diversified REIT, Inc. Ticker / Exchange: MDRR / Nasdaq Capital Market Gross Offering Proceeds: Up to $8,000,000 (excluding 15% Over - Allotment) Securities Issued: Common stoc k Anticipated Use of Proceeds: To acquire additional properties and investments, working capital, general corporate purposes, and, to the extent necessary to pay acquisition fees to MDRR’s Manager, pay expenses, pay the asset management fee to the Manager and to pay dividends to MDRR’s shareholders Sole Book - Running Underwriter: Aegis Capital Corp. Expected Closing: May 2019 Offering Summary

5 Investment Highlights Historical Annual Dividend Yield Experienced Management Team Strong Investment Track Record Strategy of Opportunistic Investing Market Opportunity ▪ Five 7.0% quarterly annualized cash distributions paid to MDR’s investors to date ▪ US law requires real estate investment trusts (“REITs”) to distribute annually at least 90% of its REIT taxable income ▪ Management with 50+ years of combined experience in commercial real estate ▪ MDR’s management team has purchased and managed properties with a total asset value of approximately $165 million. ▪ Medalist Fund I (1) : 340k sf of retail and industrial and 290 multifamily units purchased – 8.0% annualized cash distributions paid quarterly from Q3 2013 through Q1 2018 ▪ Medalist Fund II (1) : 177k sf of retail and industrial purchased – 7.5% annualized cash distributions paid quarterly from Q1 2016 through Q4 2018 ▪ Extensive deal flow network in target markets due to long - standing relationships with brokers, owners and lenders ▪ Focus on value creation through a “hands - on” management approach ▪ Medalist Fund Manager, Inc., our manager, has identified market opportunities in commercial real estate in the secondary and tertiary markets ▪ The availability of debt financing at historically low rates (1) Please note these funds differ from publicly traded REITs

6 Experienced Management and Board of Directors Management Board of Directors Thomas Messier Director, Chief Executive Officer William Elliott Director, Chief Operating Officer, President Charles Polk Director Charles Pearson Director ▪ 30 + years of experience in fixed income capital markets and CRE ▪ Extensive experience in real estate acquisition, financing, asset management, and investor relations ▪ Former Director of Global Capital Markets at First Union/Wachovia Bank, Senior VP of Capital Markets at Bank of America ▪ 30 + years of commercial real estate experience, sourcing, acquiring and managing investment properties ▪ Former Managing Partner of Prudential Commercial Real Estate, President of Virginia Realty and Development Company, President of the Central Virginia Region of Goodman Segar Hogan Hoffler , and Managing Director of GVA Advantis ▪ Licensed Real Estate Broker, Certified Property Manager (one - time CPM of the Year), Certified Value Engineer Neil Farmer Director ▪ 30 + years of experience in real estate development ▪ Founded Farmer Properties, Inc., a real estate development located in Richmond, VA ▪ 29 + years of experience in real estate development ▪ Serves as Managing Director for JLL since 2009 ▪ Mr. Polk specializes in offering comprehensive real estate services ▪ Mr. Polk leads JLL’s tenant representation and brokerage practices for the Richmond office ▪ 30 + years of accounting, tax and consulting services ▪ Mr. Pearson began his career with Deloitte and Touche in 1978 rising to Senior Manager before leaving the firm to open his own practice in 1989 ▪ Mr. Pearson is a member of the American Institute of Certified Public Accountants (AICPA) and the Virginia Society of Certified Public Accountants

7 Shockoe Properties ▪ Shockoe Properties, a wholly owned subsidiary of Dodson Commercial, is a full - service real estate firm with over 30 years of investment management experience ▪ MDR’s Bill Elliott maintains 6.32% ownership stake in Dodson Commercial. ▪ Shockoe Properties is the property manager for all of Medalist’s and MDR’s non - hotel properties Marshall Hotels & Resorts ▪ Marshall Hotels & Resorts is a full - service hotel property management firm ▪ The firm was founded in 1980 and currently manages 55 hotels with an average of 120 keys per hotel & resorts ▪ Medalist has been working with Marshall Hotels & Resorts for over 10 years Company Overview ▪ Medalist Fund Manager Inc. (“Medalist”) manages private equity funds that invest in value - add commercial real estate primarily located in Virginia, North Carolina, South Carolina, Georgia, Florida and Alabama. ▪ Medalist was founded in 2002 by Bill Elliott. The company was formed in 2003 by Bill Elliott and Tim Messier, and is headquartered in Richmond, VA. ▪ Since inception, Medalist has sourced and managed properties with a total asset value of approximately $165 million ▪ Asset types sourced and managed include: Industrial/Flex, Retail, Multifamily, and Hotels ▪ Assets are internally managed in conjunction with full - service property management firms – Shockoe Properties and Marshall Hotels & Resorts Our Property Managers About Medalist Over 50 years of combined real estate investment and management experience

8 Core Philosophies & Investment Strategies Medalist Diversified REIT Objectives: Cash Flow and Appreciation Proprietary Investment Sourcing Rigorous Due Diligence Appropriate Exit Strategy Hands - On Portfolio Management Disciplined Pricing and Leverage Focus on Value - Add Properties ▪ Medalist believes that its focus on value - add and opportunistic commercial real estate provides an attractive balance of risk and returns ▪ Medalist intends to use some or all of the following strategies to enhance performance, quality and value of our investments: ▪ Proprietary investment sourcing ▪ Consistent and replicable process for sourcing and conducting due diligence ▪ Appropriate exit strategy ▪ Hands - on portfolio management ▪ Focusing on opportunistic properties Management has a proven track record with the following philosophies and strategies

9 Medalist’s Investment Criteria HEADQUARTERS MDR TARGET MARKETS Target Investment Criteria ▪ Equity investments typically range from $1MM - $6MM o Equity investments can be as high as $10MM without board approval ▪ Market leverage ratio for portfolio (80% maximum, without board approval) ▪ Average target property value between $5MM - $30MM ▪ Focus on VA, NC, SC, GA, FL and AL ▪ Target asset types include – Industrial/Flex, Multifamily, Retail, and Hospitality ▪ Value - add investment opportunities (under - managed, under - capitalized, and or under - performing assets) MDR is targeting value - add investments in markets where its executive team maintains deep industry relationships and local market knowledge .

10 Medalist’s Acquisition Sourcing and Due Diligence 1) DEAL NOTIFICATION 2) INITIAL ANALYSIS 3) DESKTOP UNDERWRITING 4) PROPERTY SITE VISIT 5) INVESTMENT COMMITTEE 6) FINAL DUE DILIGENCE 7) CLOSE Acquisition Stage Acquisition Procedures 1) Identify deal through proprietary relationships, brokers, and other proven sources 2) Does property meet fund criteria? - Does property meet asset criteria? - Is property located in favorable geographic location? - What are the economic drivers in the region? 3) Review market studies from nationally recognized firms - Receive preliminary mortgage quote from mortgage banker - Develop preliminary pro - forma - Generate preliminary pricing assessment 4) Assess physical property and expectations for capital expenditures - Assess surrounding areas, visibility - Meet with local market experts and personal contacts 5) Discuss property with advisory board to determine if bid should be made - Submit Letter of Intent consistent with fund objectives - If included in initial “Final Group of Buyers”, submit best and final offer at request of seller 6) Go to contract - 3 rd party formal due diligence (engineering, environmental, appraisal) - Develop business plan with property manager - Solicit bids and identify financing - Refine property pro - forma for expected holding period 7) Acquire property and implement business plan

11 Management Track Record Medalist Fund I Medalist Fund II ▪ Approximately $15.0 million of equity raised from high net worth, institutional and retail investors ▪ 8.0% annualized cash distributions paid quarterly to investors of record from Q3 2013 through Q1 2018 ▪ 340,000 square feet of retail and industrial & 290 multifamily units purchased ▪ Approximately $5.7 million of equity raised from high net worth and retail investors ▪ 7.5% annualized cash distributions paid quarterly to investors of record from Q1 2016 through Q4 2018 ▪ 177,000 square feet of retail and industrial space purchased Medalist Diversified REIT Inc. ▪ Approximately $22,400,000 of equity raised from high net worth and retail investors ▪ Five 7.0% quarterly annualized cash distributions paid to MDR’s investors to date ▪ Undivided interests in 207,739 square feet of retail and a 125 - key hotel purchased to date ▪ Approximately 50% of the REIT’s equity has come from reinvestment by former investors in the Medalist funds (1) Please note these funds differ from publicly traded REITs

12 Publicly – Traded REIT Benefits Provides Market Access to Ownership of Portfolio Asset Transparency ▪ Public SEC filer ▪ Corporate governance, required to comply with Sarbanes - Oxley Act and Nasdaq Capital Market requirements Liquidity ▪ Ability to buy/sell MDR stock on the Nasdaq Capital Market Dividends ▪ Requirement to distribute 90% of its taxable income

13 Asset Overview: MDR’s Current Properties

14 Medalist Diversified REIT, Inc. – Franklin Square ▪ MDR’s first acquisition, Franklin Square is a 134,299 square foot shopping center located in Gastonia, North Carolina, which is in the Charlotte, North Carolina MSA ▪ Current tenants include, Altitude Trampoline Park, Ashley Furniture, Monkey Joes, Sprint PCS, T - Mobile, 6 other national tenants and 3 local tenants Property Summary Property Name Franklin Square Location Gastonia, NC Property Type Retail Net Rentable SF 134,299 Gross SF 134,299 # Units 22 In - Place Occupancy 92.5% (1) In - Place NOI $1,797,419 Total Purchase Price $20,500,000 Going - in Cap Rate 8.8% Purchase Date 4/28/2017 (1) For the year ended December 31, 2018

15 Medalist Diversified REIT, Inc. – Hampton Inn ▪ The Greensboro Hampton Inn is a 125 - key hotel strategically located 10 minutes from the Piedmont Triad International Airport that serves The Triangle, encompassing Greensboro, Winston Salem, and High Point, North Carolina ▪ It is also adjacent to several international office parks. This property was the second acquisition by MDR ▪ MDR owns an undivided 64% tenant - in - common interest in the Greensboro Hampton Inn; a third party owns the remaining 36% interest in the Greensboro Hampton Inn Property Summary Property Name Hampton Inn – Airport Location Greensboro, NC Property Type Hotel Net Rentable SF 52,331 Gross SF 65,414 # Rooms 127 Average Occupancy 67.6% (1) In - Place NOI $1,147,600 Total Purchase Price $15,100,000 Going - in Cap Rate 7.6% Purchase Date 11/3/2017 (1) For the year ended December 31, 2018

16 Medalist Diversified REIT, Inc. – Hanover Square North ▪ The shops at Hanover Square North is a 73,440 SF retail center located in Mechanicsville, Virginia, which is located within Hanover County, a growth market in the MSA of Richmond, Virginia ▪ As of 2016, the Metro Richmond area had a population of 1,263,617 ▪ 93% of the square footage is currently occupied by national tenants including Marshalls, Old Navy, Buffalo Wild Wings and the Armed Forces Recruitment Center ▪ MDR owns an undivided 84% tenant - in - common interest in Hanover Square North; a third party owns the remaining 16% interest in Hanover Square North Property Summary Property Name Hanover Square North Location Mechanicsville, VA Property Type Retail Net Rentable SF 73,440 Gross SF 73,440 # Units 12 In - Place Occupancy 97.0% (1) In - Place NOI $1,022,161 Total Purchase Price $12,173,000 Going - in Cap Rate 8.4% Purchase Date 5/8/2018 * As of June 30, 2018

17 Investment Highlights Historical Annual Dividend Yield Experienced Management Team Strong Investment Track Record Strategy of Opportunistic Investing Market Opportunity

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